Exhibit 4.6

Description of the Registrant’s Securities Registered under Section 12 of the Securities Exchange Act of 1934
Common Stock
The following summary of the common stock of German American Bancorp, Inc. (the “Company”) is based on and qualified by the Company’s Articles of Incorporation and Bylaws. For a complete description of the terms and provisions of the Company’s capital stock, including its common stock, refer to the Company’s Articles of Incorporation and Bylaws, both of which are filed as exhibits to this Annual Report on Form 10-K.
Authorized Capital Shares
The total number of shares of common stock that the Company is authorized to issue is 45,000,000, all with no par value. The total number of shares of preferred stock that the Company is authorized to issue is 750,000, all with no par value. The outstanding shares of the Company’s common stock are fully paid and non-assessable. There are no shares of preferred stock currently outstanding.
Voting Rights
Each share of the Company’s common stock is entitled to one vote. Directors are elected by a plurality of the votes cast by the shares entitled to vote in an election at a shareholder’s meeting at which a quorum is present. Shareholders do not have a right to cumulate their votes for directors. The affirmative vote of a majority of the shares present and voting at a meeting of shareholders, in person or by proxy, is required for approval of all items submitted to the shareholders for consideration other than (i) the election of directors, as described above, which is based on a plurality of votes cast, (ii) the removal of directors, which requires the affirmative vote of the holders of not less than 80% of the voting shares of the Company, (iii) certain amendments to the Company’s Articles of Incorporation, as described below under “Articles of Incorporation and Bylaw Amendments,” which require a greater percentage, and (iv) certain transactions involving one or more shareholders owning, directly or indirectly, not less than ten percent (10%) of the Company’s voting shares (see “Anti-Takeover Provisions - Transactions with Interested Security Holders” below), which, in such cases, require the affirmative vote of the holders of not less 80% of the voting shares of the Company.
Dividend Rights
The holders of the Company’s common stock are entitled to dividends and other distributions when, as and if declared by the Board of Directors of the Company (the “Board”).
Generally, the Company may not pay a dividend if, after giving effect to the dividend:

•	the Company would not be able to pay its debts as they become due in the usual course of business; or

•	the Company’s total assets would be less than its total liabilities (without regards to the amounts that would be needed to satisfy preferential rights of shareholders payable upon dissolution).

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The Company’s principal source of funds for dividend payments to shareholders is dividends received from German American Bank, the Company’s wholly-owned bank subsidiary. Banking regulations limit the maximum amount of dividends that a bank may pay without requesting prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to a bank’s retained net income (as defined in the regulations) for the current year plus those for the previous two years. German American Bank will ordinarily be restricted to paying dividends in a lesser amount to the Company than is legally permissible because of the need for banks to maintain adequate capital consistent with the capital adequacy guidelines promulgated by the banks’ principal federal regulatory authorities. If a bank’s capital levels are deemed inadequate by the regulatory authorities, payment of dividends to its parent holding company may be prohibited. German American Bank is not currently subject to such a restriction.

Redemption
Under Indiana law, the Company may only redeem or acquire shares of its common stock with funds legally available therefor, and shares so acquired constitute authorized but unissued shares. The Company may not redeem or acquire its shares of common stock if, after such redemption, it would not be able to pay its debts as they become due. Additionally, the Company may not redeem its shares if its total assets would be less than its total liabilities (without regards to the amounts that would be needed to satisfy preferential rights of shareholders payable upon dissolution).
Liquidation Rights
In the event of any liquidation or dissolution of the Company, its shareholders are entitled to receive pro rata, according to the number of shares held, any assets distributable to shareholders, subject to the payment of Company’s liabilities and any rights of creditors and holders of shares of Company’s preferred stock then outstanding.
Preemptive Rights
The Company’s Articles of Incorporation do not provide for preemptive rights for shareholders to subscribe for any new or additional shares of common stock.
Removal of Directors
The Company’s Articles of Incorporation and Bylaws provide that any director or all directors may be removed, with or without cause, at a meeting of shareholders upon the vote of the holders of not less 80% of the outstanding shares of capital stock entitled to vote on the election of directors. Amendment of this provision of the Company’s Articles of Incorporation also requires the affirmative vote of at least 80% of the outstanding shares of stock of the Company entitled to vote on such amendment.
Classification of the Board
The Company’s Bylaws provide that the directors of the Board shall be divided into three classes, with the number of directors in each class being as nearly equal as possible and the term for one class expiring at each annual meeting of shareholders (i.e., directors generally serve three-year staggered terms). Vacancies occurring between annual meetings caused by a director’s resignation, death or other incapacity, or by an increase in the number of directors, may be filled by a majority vote of the remaining members of the Board. As stated above, the Company’s shareholders do not have cumulative voting rights in the election of directors.
Anti-Takeover Provisions
The anti-takeover measures described below may have the effect of discouraging a person or other entity from acquiring control of the Company. These measures may have the effect of discouraging certain tender offers for shares of the Company’s common stock which might otherwise be made at premium prices or certain other acquisition transactions which might be viewed favorably by a significant number of shareholders.
Transactions with Interested Security Holders
Under Indiana law, any ten percent (10%) shareholder of an Indiana corporation, with a class of voting shares registered under Section 12 of the Securities Exchange Act of 1934, as amended, such as the Company, is prohibited for a period of five (5) years from completing a business combination with the corporation unless, prior to the acquisition of such ten percent (10%) interest, the Board approved either the acquisition of such interest or the proposed business combination. If such prior approval is not obtained, the corporation and a ten percent (10%) shareholder may not consummate a business combination unless all provisions of the articles of incorporation are complied with and either a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share as determined by Indiana law. The Company’s Bylaws provide that this “business combinations” provision of Indiana law does not apply to the Company.
The Company’s Articles of Incorporation include a provision imposing certain supermajority vote requirements on any “business combination” with a “related person” unless the combination has been approved by the vote of two-thirds of certain members of the Board who are not associated with the related person (“independent director approval”) or the combination is solely between the Company and another corporation 100% of the common stock (or other voting capital securities) of which is owned directly or indirectly by the Company (a “subsidiary combination”).

This provision defines “business combination” very broadly to include, subject to certain conditions, (i) any merger or consolidation of the Company or any of its subsidiaries into or with a related person, its affiliates or associates; (ii) any sale, exchange, lease, transfer or other disposition by the Company or any of its subsidiaries of all or any substantial part of its or their assets or businesses to or with a related person, its affiliates or associates; (iii) the purchase, exchange, lease or acquisition by the Company or any of its subsidiaries of all or any substantial part of the assets or businesses of a related person, its affiliates or associates; (iv) any reclassification of securities, recapitalization or other transaction that has the effect of increasing the proportionate amount of the Company’s or a subsidiary’s common stock (or other voting capital securities) beneficially owned by a related person or any partial or complete liquidation, spinoff or split-up of the Company or any of its subsidiaries (unless approved by a majority of continuing directors); and (v) the acquisition by a related person of beneficial ownership upon issuance of common stock (or other voting capital shares) of the Company or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares.
“Related person” is also defined broadly to mean any person (which includes any individual, corporation or entity other than the Company or its subsidiaries) who (i) is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of the Company’s common stock (or other voting capital securities) (a “10% shareholder”); (ii) any person who within the preceding two-year period has been a 10% shareholder and who directly or indirectly controls, is controlled by, or is under common control with the Company; or (iii) any person who has received, other than pursuant to or in a series of transactions involving a public offering within the meaning of the Securities Act, the Company’s common stock (or other voting capital securities) that has been owned by a related person within the preceding two-year period.
In the absence of independent director approval of a combination or a combination being a subsidiary combination, a business combination with a related person would require (a) the approval of 80% of the outstanding voting stock plus (b) the approval of a majority of the outstanding shares that are not controlled by the related person. The first requirement of the preceding sentence (but not the latter requirement) is modified from an 80% to a two-thirds approval requirement for certain combinations in which (i) the consideration received meets certain fair market value standards, (ii) certain requirements are met with respect to the form and kind of consideration received, (iii) the related person meets certain requirements during the period after such related person became a related person and prior to the consummation of the combination, and (iv) a proxy statement meeting certain requirements shall have been mailed to all holders of common stock (or other voting capital securities) for the purpose of soliciting shareholder approval of the combination.
The Company’s Articles of Incorporation also include provisions requiring the Board to consider, in addition to the adequacy of the consideration to be paid in connection with a business combination and tender or exchange offer, and such other factors that it deems relevant: (i) the social and economic effects of the transaction on the Company and its subsidiaries, depositors, loan and other customers, creditors and other elements of the communities in which the Company and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons and their affiliates and associates, and the possible effect of such conditions upon the Company and its subsidiaries and the other elements of the communities in which the Company and its subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring person or persons and its or their management and affiliates and associates.
This business combination provision in the Company’s Articles of Incorporation requires an 80% affirmative vote of the issued and outstanding shares of the Company’s common stock entitled to vote thereon in order to be amended or repealed and, if such amendment or repeal is proposed by or on behalf of a related person, by an independent majority of shareholders.
Control Share Acquisition
In addition to the business combination provision, Indiana law contains a “control share acquisition” provision which, although different in structure from the business combination provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares.
Under this provision, unless otherwise provided in the corporation’s articles of incorporation or bylaws, if a shareholder acquires a certain amount of shares, approval of a majority of the disinterested shareholders must be obtained before the acquiring shareholder may vote the control shares. Under certain circumstances, the shares held by the acquirer may be redeemed by the corporation at the fair market value of the shares as determined by the control share acquisition provision. The control share acquisition provision does not apply to a plan of affiliation and merger if the corporation complies with the applicable merger provisions and is a party to the agreement of merger or plan of share exchange. The Company is subject to the control share acquisition provision. Further, in certain cases, the Company’s Bylaws provide it with certain redemption rights applicable to control shares.

The constitutional validity of the control share acquisition statute has been challenged in the past and has been upheld by the United States Supreme Court.
Articles of Incorporation and Bylaw Amendments
Indiana law generally requires shareholder approval for most amendments to a corporation’s articles of incorporation by a majority of a quorum at a shareholder’s meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote). However, Indiana law permits a corporation in its articles of incorporation to specify a higher shareholder vote requirement for certain amendments. The Company’s Articles of Incorporation require (i) the affirmative vote of at least 80% of the outstanding shares of stock of the Company entitled to vote for an amendment to certain significant provisions of the Articles of Incorporation (see “Removal of Directors” and “Anti-Takeover Provisions - Transactions with Interested Security Holders” above), including the provision relating to amendments to the Articles, (ii) an independent majority of shareholders if the amendment, change or repeal is proposed by or on behalf of a related person, and (iii) a majority of the Company’s outstanding shares for all other amendments.
Notwithstanding the foregoing, the above higher shareholder vote requirements will not apply to any amendment or change to, or repeal of, the Company’s Articles of Incorporation if recommended to shareholders by the favorable vote of not less than two-thirds of the Board and, if the amendment, change or repeal is proposed by or on behalf of a related person, by the favorable vote of not less than two-thirds of the continuing directors, and any such amendment, change or repeal so recommended shall require only the shareholder vote required under the applicable provisions of Indiana law.
The Board has the exclusive power to make, alter, amend, or repeal, or to waive provisions of, the Company’s Bylaws by the affirmative vote of a majority of the number of directors then in office.
Listing
The Company’s common stock is listed for exchange on the Nasdaq Global Select Market under the symbol of “GABC.” As such, the holders of the Company’s common stock are generally not restricted on sales of their shares.